EXHIBIT 99.1

DESCRIPTION OF NOTES

Issuer	Res-Care, Inc.

Notes Offered	$150,000,000 aggregate principal amount of 10.625% Senior Notes to be placed pursuant to Rule 144A.

Maturity	Seven (7) years.

Optional Redemption	Non-callable for four (4) years.

Equity Clawback	Up to 35% of principal with proceeds of qualified equity offerings.

Change of control	Investor put at 101% of principal plus accrued and unpaid interest.

Restrictive Covenants	Standard high yield.

Use of Proceeds	Repay certain indebtedness and general corporate purposes.

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